As filed with the Securities and Exchange Commission on August 16, 2012
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-108842
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-126702
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-137896
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-152248
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-162449
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-177183

STANDARD MICROSYSTEMS CORPORATION
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	11-2234952
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

80 Arkay Drive
Hauppauge, New York 11788
(631) 434-4600

STANDARD MICROSYSTEMS CORPORATION
2002 Inducement Stock Option Plan, 2003 Inducement Stock Option Plan, 2004 Inducement Stock Option Plan, 2005 Inducement Stock Option and Restricted Stock Plan and 2009 Long Term Incentive Plan
Steve Sanghi
President
STANDARD MICROSYSTEMS CORPORATION
2355 West Chandler Boulevard
Chandler, Arizona 85224
(480) 792-7200
(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐

(Do not check if a smaller reporting company)

Deregistration of Securities
These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Standard Microsystems Corporation, a Delaware Corporation (the “Company”), remove from registration all securities registered that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-108842), which was filed with the Commission on September 16, 2003, pertaining to the registration of 347,434 shares of common stock, $0.10 par value, of the Company (the “Common Stock”) relating to the 2002 Inducement Stock Option Plan and the registration of 250,000 shares of Common Stock relating to the 2003 Inducement Stock Option Plan.

•
Registration Statement on Form S-8 (No. 333-126702), which was filed with the Commission on July 19, 2005, pertaining to the registration of an aggregate of 700,000 shares of Common Stock relating to the 2004 Inducement Stock Option Plan and the registration of an aggregate of 1,210,000 shares of Common Stock relating to the 2005 Inducement Stock Option and Restricted Stock Plan.

•
Registration Statement on Form S-8 (No. 333-137896), which was filed with the Commission on October 6, 2006, pertaining to the registration of an aggregate of an additional 750,000 shares of Common Stock relating to the 2005 Inducement Stock Option and Restricted Stock Plan.

•
Registration Statement on Form S-8 (No. 333-152248), which was filed with the Commission on July 10, 2008, pertaining to the registration of an of an additional 500,000 shares of Common Stock relating to the 2005 Inducement Stock Option and Restricted Stock Plan.

•
Registration Statement on Form S-8 (No. 333-162449), which was filed with the Commission on October 13, 2009, pertaining to the registration of an aggregate of 5,344,576 shares of Common Stock relating to the 2009 Long Term Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-177183), which was filed with the Commission on October 5, 2011, pertaining to the registration of an of an additional 1,000,000 shares of Common Stock relating to the 2009 Long Term Incentive Plan.

On May 1, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Microchip Technology Incorporated, a Delaware corporation (“Parent”) and Microchip Technology Management Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly owned by Parent. The Merger became effective on August 2, 2012 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Arizona, on August 10, 2012.

STANDARD MICROSYSTEMS CORPORATION
By: /s/ Steve Sanghi
Steve Sanghi, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steve Sanghi	President, Chief Executive Officer (Principal Executive Officer) and Director	August 10, 2012
Steve Sanghi
/s/ Ganesh Moorthy	Chief Operating Officer and Director	August 10, 2012
Ganesh Moorthy
/s/ Gordon W. Parnell	Vice President, Finance and IT, and Director	August 10, 2012
Gordon W. Parnell
/s/ J. Eric Bjornholt	Secretary, and Director	August 10, 2012
J. Eric Bjornholt
/s/ Kris Sennesael	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2012
Kris Sennesael